Exhibit 10.4

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

SG PHARMACEUTICALS, INC.,

THE SELLERS NAMED ON ANNEX A

AND

JULIA FELICIANO

AS SELLERS’ REPRESENTATIVE

Dated as of May 5, 2015

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Non-Competition Agreement

Annexes

Annex A	Capital Stock Owned by Sellers
Annex B	Sellers to Deliver Non-Competition Agreements
Annex C	Allocation of Buyer Common Stock to Certain Sellers

INDEX OF DEFINED TERMS

Terms	Cross Reference in Agreement
Affiliate	Article I
Agreement	Preamble
Allocation Certificate	2.3
Balance Sheet Date	3.6
Board of Directors	Recitals
Business Day	Article I
Buyer Common Stock	Article I
Buyer Equity Transaction	Article I
Buyer Related Entity	Article I
Buyer Shares	3.27(a)
Certificates	2.8(a)
Change in Control Payments	Article I
Claim Notice	6.6(a)
Closing	2.2
Closing Cash Consideration	Article I
Closing Consideration	Article I
Closing Date	2.2
Closing Stock Consideration	2.4(a)(ii)
COBRA	Article I
Code	Article I
Company	Preamble
Company Balance Sheet	3.6
Company Business	Article I
Company Capital Stock	2.4(a)
Company Charter Documents	3.1(b)
Company Common Stock	2.4(a)
Company Disclosure Letter	Article III
Company Employee Plan	Article I
Company Intellectual Property	Article I
Company IP Contract	Article I
Company Material Contract	3.18(a)
Company Owned Intellectual Property	Article I
Company Patent Rights	Article I
Company Permits	3.11(b)
Company Products	Article I

v

Terms	Cross Reference in Agreement
Company Registered Intellectual Property	3.10(a)
Confidentiality Agreement	5.1
Contract	Article I
Controlling Party	6.6(d)
Disqualification Events	3.27(f)
Employee	Article I
Employee Agreement	Article I
Employment Agreement	2.8(c)
Environmental Laws	3.17
Environmental Permits	3.17
ERISA	Article I
ERISA Affiliate	Article I
Escrow Agent	Article I
Escrow Agreement	Recitals
Escrow Amount	Article I
Escrow Fund	Article I
Escrow Termination Date	Article I
Financial Statements	3.6
Fundamental Representations	Article I
Governmental Entity	3.5
Hazardous Materials	3.17
include, includes, including	8.2(a)
Indebtedness	Article I
Indemnification Demand	6.7(a)
Indemnification Dispute Notice	6.7(b)
Indemnified Parties	Article I
Intellectual Property	Article I
International Employee Plan	Article I
IRS	Article I
Knowledge of the Sellers	8.2(b)
Leased Real Property	3.15
Leases	3.15
Legal Requirements	Article I
Liens	Article I
Losses	Article I
Material Adverse Effect	8.2(c)
Milestone Event or Milestone Events	2.5(a)

Terms	Cross Reference in Agreement
Milestone Payment or Milestone Payments	2.5(a)
Multiemployer Plan	Article I
Necessary Consents	3.5
Non-Competition Agreements	2.8(d)
Non-controlling Party	6.6(d)
Outstanding Shares	Article I
Patent Rights	Article I
Pension Plan	Article I
Per Share Closing Cash Consideration	Article I
Permits	3.11(b)
Permitted Liens	Article I
Person	8.2(d)
Pre-Closing Tax Period	Article I
Pro Rata Portion	Article I
Regulation D	3.27(d)
Related Party	Article I
Release	3.17
Right of Setoff	6.3(b)
Safety Notices	3.19(d)
Stock Purchase	2.1
Stock Restriction Agreement	2.8(c)
Sellers	Preamble
Sellers’ Representative	6.5(a)
Shares	Recitals
Straddle Period	Article I
Subsidiary	3.1(c)
Tax or Taxes	Article I
Tax Authority	Article I
Tax Contest	5.4(b)
Tax Return	Article I
the business of	8.2(a)
Third-Party Claim	6.6(a)
Third Party Intellectual Property	Article I
Third Party Patent Rights	Article I
Trade Secrets	Article I
Transaction Documents	Article I
Transaction Expenses	7.1

Terms	Cross Reference in Agreement
Transfer Taxes	5.4(d)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 5, 2015, by and among SG Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), the persons listed as stockholders on Annex A hereto (collectively referred to herein as the “Sellers” and individually as a “Seller”), and Julia Feliciano, as Sellers’ Representative (as defined in Section 6.5(a)).

RECITALS

A.                                    The Sellers own beneficially and of record all of the issued and outstanding capital stock of Zavante Therapeutics, Inc., a Delaware corporation (the “Company”), as set forth on Annex A hereto (the “Shares”), and each of the Sellers desire to sell to the Buyer, and Buyer desires to purchase from each of the Sellers, all of such Seller’s right, title and interest in and to the Shares on the terms and conditions contained herein.

B.                                    The Board of Directors of Buyer (the “Board of Directors”) has deemed it advisable and in the best interests of Buyer and its stockholders that Buyer and the Sellers enter into this Agreement to effect the transactions contemplated hereby.

C.                                    Concurrently with the completion of the transactions contemplated by this Agreement, and as a condition and inducement to Buyer’s willingness to consummate the transactions contemplated by this Agreement, Buyer, the Sellers’ Representative and the Escrow Agent (as defined in Article I) shall enter into an escrow agreement, substantially in the form attached hereto as Exhibit A (with such changes as the Escrow Agent may reasonably request, the “Escrow Agreement”), pursuant to which a portion of the aggregate Closing Cash Consideration (as defined in Article I) shall be placed in an escrow account to satisfy and secure the obligations set forth in Article VI.

D.                                    The parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to such transactions.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
DEFINITIONS

For the purposes of this Agreement, the following terms have the following meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Business Day” shall mean any day that is not Saturday or Sunday or any other day on which banks are required or authorized by law to close in the State of California.

“Buyer Common Stock” shall mean the common stock of Buyer, par value $0.0001 per share.

“Buyer Equity Transaction” shall mean the closing of any sale of equity securities by Buyer to any third Person for cash consideration after the Closing Date, and excluding amounts received pursuant to any convertible note financing completed prior to the Closing Date.

“Buyer Related Entity” shall mean Buyer, its Affiliates, or its sublicensees.

“Change in Control Payments” shall mean any amounts that are payable to any current or former director, officer, Employee or consultant of the Company as a result of the execution and delivery of this Agreement or the consummation of the Stock Purchase, whether pursuant to any Company Employee Plan or any other employment, severance or change-in-control Contract or otherwise, including any payroll, employment and other Taxes payable in connection with any such payments, or any other amounts, arising out of the payment of the foregoing or the Closing Consideration.

“Closing Cash Consideration” shall mean:

(i)                                     $400,000, minus

(ii)                                  an amount equal to the Company’s aggregate current liabilities in excess of assets as of the Closing which are greater than $20,000 (other than deferred Tax liabilities that reflect timing differences between book and Tax accounting and without duplication for Transaction Expenses or Change in Control Payments that are to be paid at the Closing), and applying the same accounting principles and methodologies used to prepare the Company Balance Sheet, minus

(iii)                               the Indebtedness, minus

(iv)                              the Company’s Transaction Expenses that are unpaid as of the Closing, minus

(v)                                 any Change in Control Payments that are unpaid as of the Closing, minus

(vi)                              the Escrow Amount.

“Closing Consideration” shall mean the Closing Cash Consideration and the Closing Stock Consideration.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Business” shall mean the businesses conducted by the Company as of the date hereof.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonuses, pension, retirement, post-employment, profit-sharing, severance, termination pay, incentive or deferred compensation, performance awards, stock or stock-related awards, health, disability and fringe benefits, vacation, insurance (including self-insured arrangements) or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is currently maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant of the Company, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans, Employee Agreements and consulting agreements with independent contractors.

“Company Intellectual Property” shall mean the Company Owned Intellectual Property together with any Third Party Intellectual Property.

“Company IP Contract” shall mean any Contract to which the Company is a party and pursuant to which (i) the Company has granted a license (including any sublicense) under Company Intellectual Property to any third Person, or any option with respect thereto, or (ii) any third Person has granted a license (including any sublicense) to the Company to any Company Intellectual Property; provided that Company IP Contracts shall not include (A) “shrink wrap” and similar off-the-shelf software licenses or (B) other non-material agreements and licenses ancillary to the purchase or use of equipment, reagents or other materials.

“Company Owned Intellectual Property” shall mean all Intellectual Property, whether registered or not, which has been assigned to the Company, for which there exists an obligation to assign to the Company or which was invented by an Employee, Founder or independent contractor of the Company, and which is either used in the conduct of the Company’s Business or the Company currently intends to use in the conduct of the Company’s Business, whether or not reduced to practice.

“Company Patent Rights” shall mean all Patent Rights which have been assigned to the Company, for which there exists an obligation to assign to the Company or which are owned by an Employee, Founder or independent contractor of the Company, and which are either used in the conduct of the Company’s Business or the Company currently intends to be used in the conduct of the Company’s Business.

“Company Products” shall mean ZTI-01 (Fosfomycin IV) and ZTI-02 (Fosfomycin oral), and all other forms, derivatives, reformulations or modifications thereof, used now or developed in the future by the Company and/or any of its Affiliates; provided that the term “Company Products” shall (i) include any oral or intravenous Fosfomycin molecule or formulation that may rely upon market exclusivity rights for a Qualified Infectious Disease Product pursuant to the 21st Century Cures Act (as currently contemplated and as may be revised or amended prior to adoption) generated by or related to ZTI-01 (Fosfomycin IV) and ZTI-02 (Fosfomycin oral) or otherwise references or relies upon the confidential and/or non-public portions of any ZTI-01 (Fosfomycin IV) or ZTI-02 (Fosfomycin oral) regulatory filings or submissions, and (ii) exclude any Fosfomycin molecule or formulation that is acquired or in-licensed by Buyer, the Company or their Affiliates, or in the case of any subsequent acquirer, assignee or licensee of Buyer, the Company or their Affiliates, any Fosfomycin molecule or formulation that was already owned or controlled by such party or is developed independently from, and without reference to, the Company Intellectual Property.

“Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense or other legally binding commitment.

“Employee” shall mean any current or former or retired employee of the Company and any Person who currently or formerly provided services to the Company. For the avoidance of doubt, nothing in this Agreement shall be deemed to give any Person any claim to be treated as an employee of the Company.

“Employee Agreement” shall mean each written employment, severance, consulting, independent contracting, or relocation agreement or contract between the Company and any Employee under which the Company has any outstanding obligation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any individual or entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall mean SunTrust Bank, a Georgia banking corporation, or any successor as determined in accordance with the Escrow Agreement.

“Escrow Amount” shall mean $50,000.

“Escrow Fund” shall mean the fund in which the Escrow Amount is held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Escrow Termination Date” shall mean the date that is six (6) months following the Closing Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof.

“FDCA” means the Federal Food, Drug and Cosmetic Act.

“First Commercial Sale” shall mean the first sale of any Company Product by any Buyer Related Entity following Marketing Approval of such Company Product by the appropriate Regulatory Authority for the country in which the sale is to be made.

“Founder” shall mean any of Evelyn J. Ellis-Grosse and Steve Manogue.

“Fundamental Representations” shall mean, with respect to the Company, the representations and warranties of the Company set forth in Section 3.1 (Organization; Standing and Power; Charter Documents; Subsidiaries) and Section 3.2 (Capital Structure), Section 3.3 (Authority), Section 3.4 (Non-Contravention), Section 3.5 (Necessary Consents), Section 3.9 (Taxes) Section 3.10 (Intellectual Property), Section 3.13 (Brokers’ and Finders’ Fees; Fees and Expenses), and Section 3.17 (Environmental Matters).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time

“Indebtedness” shall mean (i) all indebtedness of the Company for borrowed money or indebtedness issued or incurred in substitution or exchange for borrowed money, (ii) amounts owing by the Company as deferred purchase price for property or services (excluding obligations to creditors for goods and services incurred in the ordinary course of business and reflected as current liabilities on the Company Balance Sheet), (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security for the payment of which the Company is responsible or liable, (iv) commitments or obligations by which the Company assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by a Lien on any assets and properties of the Company, (vi) obligations to repay deposits or other amounts advanced by and owing by the Company to third parties, (vii) obligations of the Company under any interest rate, currency or other hedging agreement, (viii) obligations of the Company under capital leases in respect of which the Company is liable as obligor or guarantor, or (ix) guarantees under which the Company is liable with respect to any indebtedness, obligations, claim or liability of any other Person of a type described in clauses (i) through (viii) above, and (x) any accrued interest, prepayment penalties, premiums, fees and expenses due and payable in respect of any of the foregoing.

“Indemnified Parties” shall mean Buyer and its respective officers and directors.

“Intellectual Property” shall mean any or all United States and foreign intellectual property rights, arising under statutory, common or other law and whether or not perfected or registered, and all rights associated therewith, including: (i) all patents and patent applications (including United States provisional patent applications, United States non-provisional patent applications, PCT patent applications, and foreign patent applications), and all reissues, reexaminations, divisionals, renewals, extensions, continuations and continuations-in-part thereof, whether or not patentable, anywhere in the world; (ii) all data and documentation (including all laboratory notebooks); (iii) all rights relating to Trade Secrets, including Knowledge of the Sellers related to the manufacture and development of Company Products and any cell lines utilized in the manufacture and development of Company Products; (iv) all rights associated with works of authorship, including copyrights and moral rights in both published and unpublished works and registrations and applications for registration thereof, and all other rights corresponding thereto throughout the world; and (v) all registered and unregistered trademarks, service marks, trade names, corporate names, domain names and other names and slogans, logos, common law trademarks and service marks, trade dress, industrial designs, including all registrations and applications therefor throughout the world and the goodwill associated therewith.

“IRS” shall mean the Internal Revenue Service.

“Legal Requirements” shall mean any federal, state, local, municipal or foreign law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liens” shall mean any or all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

“Losses” shall mean any and all losses, liabilities, damages, judgments, settlements, awards, fines, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation paid to Third Parties), whether involving a third-party claim or a claim solely between the parties hereto.

“Marketing Approval” means, with respect to a Company Product in any regulatory jurisdiction and for any indication, the approval of a Regulatory Authority required to authorize the marketing of such Company Product in such jurisdiction for such indication.

“Multiemployer Plan” shall mean any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Net Sales” means the gross amounts billed or invoiced by any Buyer Related Entity to third parties (for the avoidance of doubt, excluding sales among Buyer and any of its affiliates or sublicensees) for the sale of Company Products, less the following deductions calculated in accordance with GAAP and as determined from the books and records of the applicable Buyer Related Entity maintained in accordance with GAAP: (a) normal and customary trade, quantity and cash discounts allowed and taken, refunds, chargebacks and any other allowances given and, in each case, taken by the third party customer, which effectively reduce the gross amounts billed or invoiced; (b) product returns, credits and allowances; (c) rebates, reimbursements, fees, taxes or similar payments to (i) wholesalers and other distributors, pharmacies and other retailers, buying groups (including group purchasing organizations), health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, governmental entities, or other institutions or health care organizations to the extent actually paid or credited or (ii) patients and other third parties arising in connection with any program that provides low income, uninsured or other patients the opportunity to obtain discounted Company Products; (d) discounts mandated by, or granted to meet the requirements of, applicable laws, including required chargebacks and retroactive price reductions; (e) actual uncollectible or bad debts; (f) reasonable sales commissions; (g) shipping, handling, freight, postage, insurance and transportation charges; and (h) taxes, excises or other governmental charges imposed upon or measured by the production, sale, transportation, delivery or use of goods (excluding taxes imposed on or measured by the net income or profits of the Buyer Related Entities), in each case not reimbursable, refundable or creditable to the Buyer Related Entities.

“NDA” means a New Drug Application filed in the United States with the FDA in accordance with the FDCA with respect to a pharmaceutical product or any analogous application or filing with any Regulatory Authority outside of the United States (including any supra-national agency such as the European Union) for the purpose of obtaining regulatory approval to market and sell a pharmaceutical product in such jurisdiction

“Outstanding Shares” shall mean, without duplication, the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the Closing.

“Patent Rights” shall mean all (i) issued patents; (ii) pending patent applications and any related patent applications filed in the future claiming priority thereto, including all provisional applications, non-provisional applications, international (PCT) applications, substitutions, continuations, continuations in part, divisions, renewals and all patents granted thereon or issuing therefrom; (iii) all patents of addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; (iv) registration patents, inventor’s certificates or confirmation patents; and (v) any form of government-issued right substantially similar to any of the foregoing, in each case in any country or patent examining or granting jurisdiction.

“Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Closing Cash Consideration” shall mean the quotient of (i) the Closing Cash Consideration divided by (ii) the Outstanding Shares.

“Permitted Liens” shall mean the following, in each case as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) statutory liens for current Taxes not yet due and payable or delinquent, or for Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Company Balance Sheet in accordance with GAAP; (ii) materialmen’s, mechanics’, carriers’, workmen’s, and repairmen’s liens and other similar liens arising in the ordinary course of business for securing obligations that are not yet due (unless the validity or amount is being contested in good faith by appropriate proceedings and appropriate reserves have been established therefor on the Company Balance Sheet); (iii) pledges or deposits to secure obligations under Legal Requirements or similar legislation or to secure public or statutory obligations; (iv) liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that do not or would not materially impair the use or occupancy of the real property and improvements in respect of which the Company has a right to use; (v) any Liens set forth in any title policies, endorsements, title commitments, title certificates and/or title reports or any other minor survey exemptions, reciprocal easement agreements and other customary encumbrances on title relating to the Company’s interests in real property, in each case, that (a) were not incurred in connection with any indebtedness for borrowed money and (b) do not materially impair the present use of the properties or assets of the Company; and (vi) any lien arising under any Contract evidencing indebtedness for borrowed money that will be released at or prior to the Closing.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pro Rata Portion” shall mean, with respect to each Seller, the quotient (expressed as a percentage and calculated to four decimal points (e.g., 5.4321%)) obtained by dividing (x) the portion of the Closing Cash Consideration to be received by such Seller for all Outstanding Shares held by such Seller by (y) the aggregate Closing Cash Consideration payable to all such Sellers for all Outstanding Shares held by all such Sellers.

“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Qualified Transaction” shall mean the grant, sale, license or transfer by a Buyer Related Entity of market exclusivity rights for a Qualified Infectious Disease Product pursuant to the 21st Century Cures Act (as currently contemplated and as may be revised or amended prior to adoption) generated by or related to a Company Product; provided that such grant, sale, license or transfer is separate from the grant, sale, license or transfer of other development or commercialization rights for such Company Product and, provided further that a Qualified Transaction shall not include a sale of the Company (by stock purchase, merger, or otherwise), or a sale of all or substantially all of the assets of the Company.

“Regulatory Authorities” means the FDA and comparable regulatory or Governmental Entities in the world.

“Related Party” shall mean each of the following: (i) each Person holding in excess of five percent (5%) of the Company Capital Stock, on a fully-diluted, as-converted basis; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clause (i) or (ii) above; and (iv) any trust or other Person (other than the Company) in which any one of the Persons referred to in clause (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” shall mean any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Tax or Taxes” shall mean any and all federal, state, local and foreign taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value-added, alternative, add-on minimum, estimated, ad valorem, transfer, franchise, branch profits, windfall profit, registration, license, withholding, payroll, recapture, employment, social security, disability, severance, stamp, occupation, capital stock, municipal, environmental, excise, real and personal property taxes, custom duty or other tax of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Tax Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” shall mean any return, declaration, statement, report, claim for refund, filing or form relating to Taxes (including estimated Tax, withholding Tax and information returns and reports), including any schedule or attachment thereto and any amendment thereof.

“Third Party Intellectual Property” shall mean all Intellectual Property that (i) relates to the Company Products, and (ii) is either (a) licensed from a third Person to the Company, (b) otherwise used by the Company, or (c) Intellectual Property the Company intends to acquire the right to use pursuant to a Company IP Contract with a third Person.

“Third Party Patent Rights” shall mean the Patent Rights included within the Third Party Intellectual Property.

“Trade Secrets” shall mean all rights relating to trade secrets and other confidential business information, including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, including know-how related to the manufacture and development of Company Products and any cell lines utilized in the manufacture and development of Company Products, manufacturing and production processes and techniques, secret formulas, compositions, formulations, research and development information, drawings, specifications, designs, plans, charts, diagrams, proposals, technical data, databases, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“Transaction Documents” shall mean, collectively, this Agreement, the Escrow Agreement, the Employment Agreement, the Non-Competition Agreements, and all other agreements to be executed by the Sellers, on the one hand, and the Buyer, on the other hand, in connection with the transactions contemplated hereby.

“Transaction Revenue” shall mean the aggregate cash consideration (and the fair market value of any non-cash consideration) received by a Buyer Related Entity in connection with a Qualified Transaction.

ARTICLE II.
THE STOCK PURCHASE

2.1                               The Stock Purchase. Upon the terms and subject to the conditions of this Agreement, each Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from each Seller, all right, title and interest in and to the number of Shares set forth opposite such Seller’s name on Annex A hereto, which Shares constitute all of the Shares owned by such Seller, free and clear of any Lien, in exchange for the Closing Consideration set forth in Section 2.4 hereof (the “Stock Purchase”).

2.2                               The Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, located at 12670 High Bluff Drive, San Diego, California 92130, on the date hereof, simultaneously with the execution of this Agreement. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3                               Allocation Certificate. At least two (2) Business Days prior to the Closing, the Company and the Sellers shall deliver to Buyer a certificate (the “Allocation Certificate”) of the Company signed by the Chief Executive Officer of the Company certifying, in each case as of the Closing, (a) the identity of each Seller and the number of shares of Company Common Stock held by such Seller, including each Seller’s Pro Rata Portion, expressed as a percentage; (b) the address of record of each Seller; (c) wire instructions for an account of each Seller to which payments should be made; and (d) the Closing Cash Consideration, the Closing Stock Consideration and Escrow Amount allocable to each such Seller, which Allocation Certificate when approved by Buyer shall be deemed the definitive allocation of the Closing Consideration among the Sellers in accordance with the transactions contemplated by this Agreement, including with respect to the Escrow.

2.4                               Payments to Sellers. Upon the terms and subject to the conditions of this Agreement, at the Closing, the following shall occur:

(a)                                 Company Common Stock. Each share of Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Closing and held by a Seller will be purchased by the Buyer in exchange for the right to receive the following consideration:

(i)                                     Closing Date Cash Payment. Payable no later than the tenth (10th) day after the Closing Date, subject to Section 6.2, cash, without interest, in an amount equal to the Per Share Closing Cash Consideration.

(ii)                                  Closing Date Stock Payment.  Payable on the Closing Date, a number of shares of Buyer Common Stock, in the aggregate amount as set forth next to each such Seller’s name on Annex C hereto (the “Closing Stock Consideration”).

(iii)                               Escrow Payment. A non-transferable, contingent right to distributions of funds (together with earnings thereon) to be held in one or more escrow accounts pursuant to the Escrow Agreement from and after the Closing, to secure indemnification obligations to the Indemnified Parties attributable to such Company Capital Stock, such distributions to be paid in accordance with Section 6.2.

Upon each Seller’s sale of such Seller’s Shares to Buyer, each holder of a certificate representing any share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4(a).

(b)                                 Per Share Closing Cash Consideration. For the avoidance of doubt, the aggregate Per Share Closing Cash Consideration payable to any Seller pursuant to this Section 2.4 shall be rounded down to the nearest whole cent ($0.01).

(c)                                  Buyer and the Escrow Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or other payment pursuant to this Agreement to any Seller or any other Person such amounts as are required to be deducted or withheld therefrom under the Code or otherwise under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid to the appropriate Tax Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(d)                                 Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any other party hereto shall be liable to a Seller for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.5                               Milestone Payments.

(a)                                 In accordance with the terms and conditions of this Agreement, the Buyer will pay to each Seller, after the achievement of each of the following events (each, a “Milestone Event,” and collectively, the “Milestone Events”) in accordance with the time periods set forth in Section 2.5(b), the following milestone payments (each, a “Milestone Payment,” and collectively, the “Milestone Payments”) in accordance with each Seller’s Pro Rata Portion:

(i)                                     $1,500,000, upon the first to occur of one of the following events: (A) receipt by Buyer of an aggregate of $20,000,000 in one or more Buyer Equity Transactions or (B) acceptance by the FDA of an NDA submission for any Company Product in the United States;

(ii)                                  $3,000,000, upon the grant of Marketing Approval by the FDA for any Company Product in the United States;

(iii)                               $3,000,000 if Net Sales of the Company Products exceed, on a cumulative basis, $50,000,000 in the first thirty (30) months following the First Commercial Sale of a Company Product;

(iv)                              $6,000,000 if Net Sales of the Company Products equals or exceeds $100,000,000 in a single calendar year;

(v)                                 $7,000,000 if Net Sales of the Company Products equals or exceeds $500,000,000 in a single calendar year; and

(vi)                              $10,000,000 if Net Sales of the Company Products equals or exceeds $700,000,000 in a single calendar year.

(b)                                 Notwithstanding the foregoing, each Milestone Payment is only payable the first time such Milestone Event is achieved. For the avoidance of doubt, the maximum aggregate amount of Milestone Payments payable under this Agreement is $30,500,000.  Milestone Payments pursuant to Subsections 2.5(a)(i) and 2.5(a)(ii) will be due and payable ten (10) days following the occurrence of the event triggering such payment obligation.  Milestone Payments pursuant to Subsections 2.5(a)(iii) through 2.5(a)(vi) will be due and payable forty-five (45) days following the end of the applicable time period triggering such payment obligation.  Buyer shall make all payments, in accordance with each Seller’s Pro Rata Portion, to the account of each Seller set forth on the Allocation Certificate, unless a Seller provides updated account information to Buyer at least two (2) Business Days prior to the scheduled date of such Milestone Payment.

2.6                               Royalty Payments.

(a)                                 From and after the Closing, Buyer shall pay to the Sellers, in accordance with each Seller’s Pro Rata Portion, a royalty on Net Sales and Transaction Revenue as follows:

(i)                                     4.5% of annual Net Sales up to $50,000,000 in a single calendar year;

(ii)                                  6.0% of annual Net Sales over $50,000,000 in a single calendar year; and

(iii)                               5.0% of Transaction Revenue in connection with the consummation of a Qualified Transaction, provided, that in the event that Transaction Revenue consists of non-cash consideration, the Company shall have the right, at its sole option, to defer payment of the portion of such Transaction Revenue consisting of non-cash consideration under this Section 2.6(a)(iii) for a period of up to (24) months from the date that such payment would otherwise become due and payable, provided, further that at the time such payment is finally made to the Sellers in accordance with this Section 2.6(a)(iii), it shall be subject to simple interest from the date initially due through and including the date upon which payment is received, with such interest calculated, over the period between the date due and the date paid, at an annual rate of interest equal to the United States Dollar LIBOR 12 month rate, as such rate is published by the Wall Street

Journal for the period in question (or any comparable replacement rate agreed to by the Parties), plus five (5) percentage points.

(b)                                 Notwithstanding the foregoing, on a product-by-product and country-by-country basis, in the event that sales of generic fosfomycin products account for half of the market for such product in such country, then the applicable royalty rate set forth in Sections 2.6(a)(i) and (ii) shall be reduced by fifty percent (50%).

(c)                                  Buyer shall make royalty payments, in accordance with each Seller’s Pro Rata Portion, to the account of each Seller set forth on the Allocation Certificate, unless a Seller provides updated account information to Buyer at least two (2) Business Days prior to the scheduled date of such royalty payment.  Such payments shall be made (i) in the case of payments set forth in Sections 2.6(a)(i) and (ii), within forty-five (45) days following the end of each quarter, and (ii) in the case of payments set forth in Section 2.6(a)(iii), within ten (10) days following the receipt by Buyer of such Transaction Revenue.

2.7                               Payments Under Sections 2.5 and 2.6.

(a)                                 Late Payments.  Any amounts due pursuant to Sections 2.5 and 2.6 above which are not paid within thirty (30) days after the date due under this Agreement are subject to simple interest from the date due through and including the date upon which payment is received.  Interest is calculated, over the period between the date due and the date paid, at an annual rate of interest equal to the United States Dollar LIBOR 12 month rate, as such rate is published by the Wall Street Journal for the period in question (or any comparable replacement rate agreed to by the Parties), plus two (2) percentage points, or the maximum rate permitted by applicable law, whichever is less.

(b)                                 Audit Rights.  Buyer (and its Buyer Related Entities) shall maintain accurate books and records that enable the calculation of amounts payable hereunder to be verified.  Buyer (and its Buyer Related Entities) shall retain such books and records related to all such payments for three (3) years after payment and/or calculation of the applicable amount.  Sellers’ Representative may request an inspection of the books and records of any Buyer Related Entity for the purpose of verifying the accuracy of the payments made under this Agreement, and for this purpose shall use the independent certified accountants of the applicable Buyer Related Entity, assisted by an independent certified public accountants designated by the Sellers’ Representative and reasonably acceptable to the Buyer Related Entity; such accountants shall be given access, upon thirty (30) days prior written notice, to the books and records of the Buyer Related Entity being inspected and its Affiliates and sublicensees during normal business hours to conduct such review or audit, solely to the extent necessary for the purpose of verifying the accuracy of the payments made under this

Agreement. The foregoing right of inspection may be exercised only once per year and only once with respect to each such payment.  If the inspection shows an underpayment, the owing Party shall promptly pay the amount due to the Sellers with interest as set forth in Section 2.7(a) from the date such amounts were due.  In any such inspection, the Sellers’ Representative shall pay the fees and expenses of the accountants it designates, and the Buyer Related Entity shall pay the fees and expenses of its accountants; provided however, that if an inspection reveals an underpayment of five percent (5%) or more in any period being inspected, the Buyer Related Entity shall pay (in addition to the underpayment) the reasonable fees and expenses of the accountants designated by the Sellers’ Representative.

2.8                               Sellers’ Closing Deliverables.

(a)                                 Stock Certificates.  At the Closing, each Seller shall deliver to Buyer original stock certificates representing all Shares held by such Seller, along with instruments of transfer sufficient to transfer title of the Shares (the “Certificates”), in a form reasonably satisfactory to Buyer.

(b)                                 Resignations.  At the Closing, the Sellers shall deliver to Buyer resignations of Evelyn J. Ellis-Grosse and Steve Manogue, which constitute all of the directors and officers of the Company, confirming that those individuals have no receivables or other claims against the Company.

(c)                                  Employment Agreement.  At the Closing, Evelyn J. Ellis-Grosse shall deliver to Buyer (i) an executed employment agreement with the Company, in the form attached hereto as Exhibit B (the “Employment Agreement”) and (ii) an executed stock restriction agreement with the Company, in a form mutually acceptable to the Company and Evelyn J. Ellis-Grosse (the “Stock Restriction Agreement”).

(d)                                 Non-Competition Agreements.  At the Closing, each of the Sellers listed on Annex B hereto shall deliver to Buyer an executed non-competition and non-solicitation agreement, in the form attached hereto as Exhibit C (the “Non-Competition Agreements”).

(e)                                  No Further Ownership Rights in Company Capital Stock. All consideration paid upon the sale of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

2.9                               Buyer’s Closing Deliverables.  At the Closing, Buyer shall deliver an executed Employment Agreement, executed Stock Restriction Agreement and executed

Non-Competition Agreements.  Promptly following (and in no event more than ten (10) days after) the Closing, the Buyer will deliver to each Seller (a) such Seller’s Pro Rata Portion, as set forth on the Allocation Certificate, of the Closing Cash Consideration (by wire transfer of immediately available federal funds to the account set forth next to such Seller’s name on the Allocation Certificate) and (b) stock certificates evidencing the issuance of Buyer Common Stock as the Closing Stock Consideration, in the amounts set forth on Annex C hereto, against delivery to the Buyer of the Certificates.

2.10                        Legend.  The stock certificate evidencing the shares of Buyer Common Stock issued hereunder shall be endorsed with the following legends:

(a)                                 THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE, TRANSFER OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT.

(b)                                 THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE CORPORATION, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION.

2.11                        Further Action. At and after the Closing, the officers and directors of the Buyer will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Buyer, any other actions and things to vest, perfect or confirm of record or otherwise in Buyer any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Buyer as a result of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers severally (and not jointly and severally) represent and warrant to Buyer, except as set forth in the disclosure letter supplied by the Sellers to Buyer dated as of the date hereof which, subject to Section 8.2, identifies exceptions by specific Section references (the “Company Disclosure Letter”), as follows, provided that any information disclosed under any section of the Company Disclosure Letter shall be deemed disclosed and incorporated into any other section of the Company Disclosure Letter to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other section:

3.1                               Organization; Standing and Power; Charter Documents; Subsidiaries; Sellers’ Title.

(a)                                 Organization; Standing and Power. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(b)                                 Charter Documents. The Company has delivered or made available to Buyer: a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended as of the date hereof (collectively, the “Company Charter Documents”) and as in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

(c)                                  Subsidiaries. The Company does not have and has not had any Subsidiaries and does not own or control, directly or indirectly, any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other entity at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party.

(d)                                 Sellers’ Title.  Each Seller owns such Seller’s Shares set forth opposite such Seller’s name on Section 3.1(d) of the Company Disclosure Letter, free and clear of any and all Liens other than restrictions on transfers under applicable securities laws.

3.2                               Capital Structure.

(a)                                 Capital Stock. As of the date of this Agreement, the authorized capital stock of the Company consists of 4,000,000 shares, all of which are Common Stock, each with a par value of $0.0001 per share, of which 2,120,000 were issued and outstanding. No shares of Company Common Stock are held by the Company in its treasury. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. There are no accrued or unpaid dividends with respect to any issued and outstanding shares of capital stock of the Company. The Allocation Certificate expresses the definitive allocation of the Closing Consideration among the Sellers.

(b)                                 Other Securities. Except as otherwise set forth in this Section 3.2, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking.

(c)                                  Legal Requirements. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with all applicable securities laws and all other applicable Legal Requirements. There are not any outstanding Contracts requiring the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company and, to the Knowledge of the Sellers, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, the Company.

(d)                                 Sellers’ Shares.  Each Seller has not entered into any Contract or commitment or granted or agreed to grant any rights to subscribe for, acquire or purchase any equity interests, equity securities or other securities of the Company or any Subsidiary, or entered into any Contract or commitment granting or agreeing to grant any options, warrants, “phantom” stock rights, convertible or exchangeable securities, stock or equity appreciation rights, or other Contract (other than this Agreement) granting to any Person any interest in or right to acquire at any time, or upon the happening of any event, any equity interests of the Company (including the Shares) or the Subsidiaries, or any preemptive rights, exchange rights, preferential rights, rights of first refusal or rights of first purchase with respect to any of the equity interest of the Company or the Subsidiaries.  There are no Contracts or commitments to which any Seller is a party restricting the transfer or other disposition of any Shares.  Each Seller is not a party to any voting trust or agreement, proxy, shareholders agreement, investors rights agreement or similar agreement or any pledge agreement relating to such Seller’s Shares.

3.3                               Authority.  If an individual, such Seller is legally competent to execute and deliver this Agreement.  If not an individual, such Seller has the organizational power to enter into this Agreement and such Seller’s execution, delivery and performance of this Agreement has been duly authorized by all necessary organizational action.  This Agreement has been duly executed and delivered by the Sellers and, assuming due execution and delivery by Buyer and the Sellers’ Representative, constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except (a) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

3.4                               Non-Contravention.

(a)                                 Subject to compliance with the requirements set forth in Section 3.5, the execution and delivery, and the performance and compliance of this Agreement by the Sellers, does not and will not: (a) conflict with or violate the Company Charter Documents, (b) conflict with or violate any Legal Requirement applicable to the Company or by which the Company or any of its respective properties is bound or affected, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company (other than a Permitted Lien) pursuant to any Company Material Contract except in each of the foregoing clauses (b) and (c) as would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 Each Seller’s execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under such Seller’s organizational documents, any Legal Requirement or any material contract binding upon such Seller, except for any such violation, conflict or default that would not have a material adverse effect on such Seller’s ability to sell the Seller’s Shares to Buyer pursuant to the terms of this Agreement

3.5                               Necessary Consents. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required to be obtained or made by the Company or the Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (a) such consents, approvals, waivers, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign (or related) laws and satisfaction of such other requirements of the comparable laws of other jurisdictions, (b) as are necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates, and (c) such other consents, approvals, waivers, orders, authorizations, registrations, declarations and filings set forth in Section 3.5 of the Company Disclosure Letter. The consents, approvals, waivers, orders, authorizations, registrations, declarations and filings set forth in the foregoing clauses (a) and (b) are referred to herein as the “Necessary Consents.”

3.6                               Financial Statements. The Company has delivered to Buyer a complete copy of the Company’s unaudited balance sheet and income statement as of and for the year ended December 31, 2014, and as of March 2, 2015 (collectively, the “Financial Statements”). The Financial Statements have been prepared on a consistent basis throughout the periods indicated and with each other. The Financial Statements present fairly in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. The Company’s unaudited balance sheet as of March 2, 2015, is referred to as the “Company Balance Sheet” and the date thereof the “Balance Sheet Date.”

3.7                               Undisclosed Liabilities. There are no liabilities of the Company that would be required by GAAP, as consistently applied by the Company, to be reflected on or reserved against or disclosed in the notes to a consolidated balance sheet of the Company, other than liabilities (a) reflected or properly reserved against in the Financial Statements, or (b) incurred since the Balance Sheet Date in the ordinary course of business of the Company consistent with past practice.

3.8                               Absence of Certain Changes or Events. Since the Balance Sheet Date:

(a)                                 a Material Adverse Effect on the Company has not occurred;

(b)                                 the Company has conducted its business in the ordinary course consistent with past practice;

(c)                                  the Company has not made or changed any Tax election; settled or compromised any claim, notice, audit report or assessment in respect of Taxes; changed any annual Tax accounting period; adopted or changed any method of Tax accounting; filed any amended Tax Return; entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrendered any right to claim a Tax refund; or consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; and

(d)                                 there has not been any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

3.9                               Taxes.

(a)                                 Tax Returns and Audits.

(i)                                     The Company has prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to the Company and such Tax Returns are true, complete and accurate in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to Tax by that jurisdiction. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(ii)                                  The Company has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person.

(iii)                               The Company has not executed or agreed to any outstanding waiver of any statute of limitations in respect of any Tax or outstanding extension of the period for the assessment or collection of any Tax, nor has any request been made in writing for any such waiver or extension.

(iv)                              No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Tax Authority. There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of

Taxes of the Company.  There are no matters under discussion with any Tax Authority, or known to the Company, with respect to Taxes that are likely to result in material additional liability for Taxes with respect to the Company. No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(v)                                 The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet (rather than in any notes thereto), and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with past practice.

(vi)                              There are no Liens on the assets of the Company relating to or attributable to Taxes other than Permitted Liens.

(vii)                           The Company is not, nor has it been: (A) during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and (B) engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(viii)                        The Company (A) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or any similar group for federal, state, local or foreign Tax purposes, (B) has never been party to or bound by any Tax sharing, Tax indemnification or Tax allocation agreement or other similar Contract relating to Taxes (other than a commercial agreement that is entered into in the ordinary course of business and the principal purpose of which is not the sharing or allocation of Taxes), or (C) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

(ix)                              The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(x)                                 The Company is not a partner for Tax purposes with respect to any joint venture, partnership or other arrangement which is treated as a partnership for Tax purposes.

(xi)                              The Company has delivered or made available to Buyer complete and accurate copies of all federal, state, local and foreign income Tax Returns of the Company (and any predecessor of the Company) for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessors of the Company), and all private letter rulings, determination letters, closing agreements and other correspondence issued by or received from the IRS or any Tax Authority with respect to Tax matters of the Company, since the Company’s incorporation.

(xii)                           The Company has never been a party to a transaction that is a “reportable transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(xiii)                        The Company has never made an election to be treated as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code or under any corresponding provision of applicable state or local Tax laws.

(xiv)                       The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date or any prepaid amount received on or prior to the Closing.

3.10                        Intellectual Property.

(a)                                 Registered Company Intellectual Property. Section 3.10(a)(i) of the Company Disclosure Letter lists all applications and registrations for the Company Owned Intellectual Property, including any Company Patent Rights, and specifies, where applicable, the jurisdictions in which each such item of Company Intellectual Property has been issued, filed or registered. Buyer has been provided copies of all non-public Company Patent Rights. Section 3.10(a)(ii) of the Company Disclosure Letter lists all applications and registrations for Third Party Intellectual Property, including any Third Party Patent Rights, and specifies, where applicable, the assignee or registrant of such Third Party

Intellectual Property, jurisdictions in which each such item of Third Party Patent Rights has been issued, filed or registered (the applications and registrations to be disclosed under Section 3.10(a)(i) and 3.10(a)(ii), hereinafter the “Company Registered Intellectual Property”).

(b)                                 Validity and Enforceability. None of the Company Registered Intellectual Property, including the Company Patent Rights or the Third Party Patent Rights, and no issued claims of any such Company Patent Rights or the Third Party Patent Rights, are or have been: (i) lapsed, abandoned, disclaimed or passed into the public domain (other than U.S. Provisional Applications and Patent Cooperation Treaty Applications as identified in the Company Disclosure Letter); (ii) canceled, revoked or adjudicated invalid (including through a court Action or through the initiation or written threat of institution of an interference, opposition, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous Governmental Entity patent or trademark office in other countries or regions); or (iii) adjudicated to be unenforceable.

(c)                                  Litigation. Section 3.10(c) of the Company Disclosure Letter lists any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other equivalent proceeding or action pending (other than with respect to proceedings or communications with national or regional patent offices) or asserted with respect to any Company Intellectual Property.

(d)                                 No Order. To the Knowledge of the Sellers, none of the Company Intellectual Property is subject to any proceeding or outstanding order by any Governmental Entity restricting the use, transfer or licensing thereof by Company.

(e)                                  Registration. All necessary registration, maintenance and renewal fees for each item of Company Registered Intellectual Property has been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entities for the purposes of prosecuting, maintaining or perfecting such Company Patent Rights and Third Party Patent Rights. To the Knowledge of the Sellers, all applications and registrations for the Company Registered Intellectual Property are in good standing and in force.

(f)                                   Conduct of Business. The Company owns or otherwise possesses sufficient rights to exploit and use all the Intellectual Property which is either used in the conduct of the Company’s Business or the Company currently intends to use in the conduct of the Company’s Business, except as set forth on Section 3.10(f) of the Company Disclosure Letter.

(g)                                  Encumbrances. The Company Intellectual Property is free and clear of any Liens, except as set forth on Section 3.10(g) of the Company Disclosure Letter.

(h)                                 Company IP Contracts.

(i)                                     Section 3.10(h) of the Company Disclosure Letter lists all Company IP Contracts. The Company has delivered to Buyer a complete and accurate copy of each such Company IP Contract, including any exhibits, schedules or appendices thereof in effect, and all amendments or modifications thereto. Except for compliance with the Company IP Contracts set forth on Section 3.10(h) of the Company Disclosure Letter, the Company has not provided, licensed, or transferred any ownership interest in any of the Company Intellectual Property or Company Patent Rights to any third Person.

(ii)                                  (A) All of the Company IP Contracts are in full force and effect and are binding and enforceable against any Person party to such Company IP Contract, (B) to the Knowledge of the Sellers, no party thereto is in material violation, breach or default thereof, and (C) to the Knowledge of the Sellers, no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by the Company or any other party to such Company IP Contract, or would permit the modification or premature termination of such Company IP Contract by any other party thereto.

(iii)                               The consummation of the Stock Purchase will not result in the breach or other violation of any Company IP Contract that would allow any other Person thereto to modify, cancel, terminate or otherwise suspend the operation thereof.

(iv)                              Following the Closing, the Buyer will be permitted to exercise all of the Company’s rights under all Company IP Contracts (including, without limitation, the right to receive royalties), to the same extent the Company would have been able to had the Stock Purchase not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had the Stock Purchase not occurred.

(v)                                 The transactions contemplated by this Agreement will not reasonably result in any Company Intellectual Property or the Company Business (as conducted or currently intended to be conducted by the Sellers) being subject to any non-compete or exclusivity restriction to which the Company Intellectual Property or the Company Business was not subject prior to the Stock Purchase.

(i)                                     No Infringement. To the Knowledge of the Sellers, (i) the Company has never infringed (directly, contributorily, by inducement or otherwise) or misappropriated, or otherwise violated or made unlawful use of any Intellectual Property right of any third Person, nor has the Company ever engaged in unfair competition or unfair trade practices under the laws of any jurisdiction, and (ii) the Company has obtained a license to any and all Intellectual Property which is either used in the conduct of the Company’s Business or the Company currently intends to use in the conduct of the Company’s Business, without taking into consideration the validity or invalidity of said Intellectual Property.

(j)                                    No Notice of Infringement. The Company has never received written notice from any third Person that the Company has infringed, misappropriated, or otherwise violated or made unlawful use of any Intellectual Property of such third Person or engaged in unfair competition or unfair trade practices under the laws of any jurisdiction.

(k)                                 No Third Person Infringement. To the Knowledge of the Sellers, no Person is infringing or misappropriating any Company Intellectual Property, including Company Patent Rights, or Third Party Intellectual Property, including Third Party Patent Rights.

(l)                                     Proprietary Information Agreements. The Company has taken all reasonable steps and precautions to maintain and protect the secrecy, confidentiality, value and the Company’s rights in all confidential information and Trade Secrets.

(m)                             Protection of Intellectual Property. Each current or former officer, Founder or Employee of, and each individual who is a consultant or independent contractor to, the Company who is or has been involved in the creation or development of any Company Owned Intellectual Property, including Company Patent Rights, during such individual’s relationship with, employment by or consulting or contracting relationship with the Company has executed and delivered to the Company a written agreement (containing no exceptions or exclusions from the scope of its coverage) providing for the protection of the Company’s proprietary information and assigning to the Company all right, title and interest in and to any Intellectual Property, including Patent Rights, made in the course of work or services performed by such current or former officer, Founder, Employee or consultant or independent contractor, to the extent legally permissible, the past and current forms of which have been made available to Buyer. To the Knowledge of the Sellers, no current or former officer, Founder, Employee or consultant or independent contractor of the Company is in violation of any term of any such agreement with respect to protecting any such proprietary information or assigning any such Intellectual Property, including Patent Rights, to the Company. No current or former officer, Founder, Employee or consultant or independent contractor of the Company has any right, title or interest in, to or under any Company Owned Intellectual Property, including Company Patent Rights, that has not been fully assigned to the Company.

(n)                                 Disputes. No inventorship or ownership disputes exist with respect to any Company Intellectual Property Rights, including Company Patent Rights, or, to the Knowledge of the Sellers, Third Party Intellectual Property, including Third Party Patent Rights.

(o)                                 Prior Art. To the Knowledge of the Sellers, all relevant prior art applicable to the Third Party Patent Rights that exists at the date hereof has been identified or otherwise disclosed to the United States Patent & Trademark Office in accordance with the duty of candor.  The Company has made no public disclosures which would constitute prior art against any Company Patent Rights, whether registered or not.

(p)                                 Government Funding.  Except as set forth in Section 3.10(p) of the Company Disclosure Letter, (i) no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property, (ii) to the Knowledge of the Sellers, no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to such Company Intellectual Property and (iii)  no rights have been granted to any Governmental Entity with respect to any Company Product, or Company Intellectual Property

3.11                        Compliance; Permits.

(a)                                 Compliance. Except with respect to Taxes (which are covered exclusively by Section 3.9), Employee Benefit Plans (which are covered exclusively by Section 3.14), Environmental Laws (which are covered exclusively by Section 3.17), Regulatory Compliance (which are covered exclusively by Section 3.19) and Certain Payments (which are covered exclusively by Section 3.22), the Company is not, nor has it been, in conflict with, or in default or in violation of, any Legal Requirement applicable to the Company or by which the Company or any of its respective businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not cause the Company to lose any material benefit or incur any material liability. The Company has not received any notice of or been charged with any material default or violation of any such Legal Requirements. There is no judgment, injunction, order or decree binding upon or outstanding against the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Company Business as conducted or intended to be conducted by the Sellers. The Company has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration, or other action from the FDA or other

Governmental Entity alleging that any operation or activity of the Company is in default or violation of any applicable Legal Requirement.

(b)                                 Permits. The Company holds all permits, licenses, variances, clearances, consents, registrations, listings, exemptions, authorizations and approvals (“Permits”) from Governmental Entities, including, without limitation, the FDA, that are required to lawfully conduct the Company Business (collectively, “Company Permits”). The Company has fulfilled and performed all of their material obligations with respect to the Company Permits, and no event has occurred which allows, or after notice or lapse of time would allow, suspension, cancellation, revocation, or material adverse modification thereof or results in any other material impairment of the rights of the holder of any Company Permit. As of the date hereof, no suspension, cancellation, revocation or material adverse modification of any of the Company Permits is pending or, to the Knowledge of the Sellers, threatened.  Each of the Company Permits is in full force and effect, and the Company is in material compliance with the terms of the Company Permits.

3.12                        Litigation. There are no claims, suits, actions, proceedings or investigations of any nature pending or, to the Knowledge of the Sellers, threatened in writing against, relating to or affecting the Company, or the assets or properties of the Company, before any court, governmental department, commission, agency, instrumentality or authority or arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, suits, actions, proceedings or investigations, to result in a material liability to the Company, nor, to the Knowledge of the Sellers, is there any reasonable basis therefor, or any facts, threats, claims or allegations that would reasonably be expected to result in any such threatened or pending action, suit, proceeding or investigation.  There is no legal proceeding brought by the Company currently pending or that the Company intends to initiate.

3.13                        Brokers’ and Finders’ Fees; Fees and Expenses.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

3.14                        Employee Benefit Plans.

(a)                                 Schedule. Section 3.14(a) of the Company Disclosure Letter sets forth a list of each Company Employee Plan. Neither the Company nor any ERISA Affiliate has any commitment to establish any new Company Employee Plan, to materially modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable Legal

Requirements or as required by this Agreement), or to adopt or enter into any Company Employee Plan.

(b)                                 Documents. The Company has provided to Buyer correct and complete copies of: (i) all documents embodying each Company Employee Plan, including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination or opinion letters; (vii) all non-routine material correspondence to or from any governmental agency in the last three (3) years relating to any Company Employee Plan; and (viii) the three (3) most recent plan years’ discrimination tests for each Company Employee Plan for which such test is required.

(c)                                  Benefit Plan Compliance. Each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA and the Code. No Company Employee Plan is intended to be qualified under Section 401(a) of the Code. There are no current actions, suits or claims pending, or, to the Knowledge of the Sellers, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Sellers, threatened by any Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made or otherwise provided for all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)                                 No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No

Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(e)                                  No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute.

(f)                                   Effect of Transaction.

(i)                                     Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee or other Person.

(ii)                                  No payment or benefit that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) or by any of the other agreements referenced herein, by any person who is a “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) could be characterized as a parachute payment within the meaning of Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee, officer, director or consultant for excise taxes paid pursuant to Section 4999 of the Code.

(g)                                  Employment Matters. The Company is in compliance with all applicable foreign, federal, state and local law respecting employment, employment practices, including, without limitation, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, employee safety and health, and wages and hours. The Company has properly classified all individuals providing services to the Company as employees or non-employees for all relevant purposes and the Company has no liabilities for the payment of material taxes, fines, penalties or other amounts, however designated, for any failure to properly classify such individuals.

(h)                                 Labor. The Company is not a party to any collective bargaining agreement or union contract with respect to Employees. No collective bargaining agreement is currently being negotiated by the Company and the Company has not experienced any attempt by organized labor to cause the Company to comply with or conform to demands of organized labor relating to its employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Sellers, threatened or reasonably anticipated. Neither of the Company, nor any of its representatives, Employees, officers or directors has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Sellers, threatened, relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(i)                                     International Employee Plans. The Company does not have, nor has it ever had, the obligation to maintain, establish, sponsor, participate in, or contribute to any Company Employee Plan that provides compensation or benefits to current or former Employees who reside or perform services outside the United States.

(j)                                    Nonqualified Deferred Compensation Plans. Each Company Employee Plan or other contract, plan, program, agreement, or arrangement maintained by the Company that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) complies in form with and has been operated in good faith compliance with Section 409A of the Code and the then applicable guidance issued by the IRS thereunder.

(k)                                 Section 3.14(k) of the Company Disclosure Letter sets forth for each current employee or independent contractor of the Company, a true and complete list of the individual’s position, base compensation (or consulting rate), date of hire, target bonus opportunity, classification as an employee or consultant and any Employee Agreement to which such individual is a party.

3.15                        Real Property. The Company does not own, nor has it ever owned, any real property. Section 3.15 of the Company Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from the Company (the “Leased Real Property”). The Company has provided or otherwise made available to Buyer true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (the “Leases”). The Company has good and marketable title to the leasehold estates in all Leases in each case free and clear of all Liens, except for Liens incurred in the ordinary course of business consistent with past practice which would not impair the Company’s use of such property in any material way.  The Sellers have no reason to believe that such title would not be insurable subject to customary exceptions.  There is not, under any of the Leases, any material default by the

Company, nor, to the Knowledge of the Sellers, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. There has not been any sublease or assignment entered into by the Company with respect to any Leased Real Property. The Leased Real Property is in good repair and operating condition (normal wear and tear excepted). Each of the Leases is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law). With respect to those Leases that were assigned or subleased to the Company by a third party, all necessary consents to such assignments or subleases have been obtained.

3.16                        Assets. With respect to the material machinery, equipment, furniture, fixtures and other tangible property and assets purported to be owned, leased or used by the Company, the Company has good, legal and marketable title to all such assets free and clear of all Liens, except Permitted Liens, and such assets are in good repair and operating condition (normal wear and tear excepted). All such items of tangible property and assets which, individually or in the aggregate, are material to the operation of the business of the Company are suitable for the purposes used for the operation of the business of the Company. For purposes of clarity, this Section 3.16 does not relate to real property (such items being the subject of Section 3.15) or Intellectual Property (such items being the subject of Section 3.10).

3.17                        Environmental Matters.  The Company is not, nor at any relevant time has been, in any material respect, in violation of any applicable Environmental Law (as defined below). The Company holds, to the extent legally required, all Permits required pursuant to Environmental Laws that are material to the operation of the business of the Company taken as a whole (“Environmental Permits”). The Company is in compliance in all material respects with the terms of the Environmental Permits. The Company has not received any written notice alleging any claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability. For the purposes of this Section 3.17, (i) “Environmental Laws” shall mean all applicable Legal Requirements relating to pollution or protection of the environment, including laws and regulations relating to Releases (as defined below) or threatened Releases of Hazardous Materials (as defined below), (ii) “Hazardous Materials” shall mean chemicals or substances which are designated by a Governmental Entity as a “pollutant,” “contaminant,” “toxic,” “hazardous” or “radioactive,” including without limitation friable asbestos, petroleum and petroleum products or any fraction thereof, and (iii) “Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.

Section 9601(22). To the Knowledge of the Sellers: (a) all real property now or previously owned or leased by the Company and all surface water, groundwater and soil associated with or adjacent to such property, is free of any chemicals, pollutants, contaminants, wastes, toxic substances or material environmental contamination of any nature; (b) none of the real property now or previously owned or leased by the Company contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (c) none of the real property now or previously owned or leased by the Company contains any septic tanks in which process wastewater or any chemicals, pollutants, contaminants, wastes or toxic substance have been released. To the Knowledge of the Sellers, any location to which the Company has sent or otherwise arranged for the disposal of any of its Hazardous Materials is not the subject of any investigation or remediation activity under applicable environmental laws, and the Company does not have any material liabilities arising under any applicable Environmental Laws (including without limitation, any liabilities arising from any predecessor Person or any liabilities assumed by the Company through any agreement or by operation of law). The parties agree that the only representation and warranties related to Environmental Laws, Environmental Permits, and Hazardous Materials are those included in this Section 3.17 of this Agreement.

3.18                        Contracts.

(a)                                 Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any Contract:

(i)                                     containing (i) any covenant (A) limiting in any material respect the right of the Company to engage in any line of business, engage in business in any location, or compete with, or solicit any customer of, any other Person, (B) limiting the right of the Company to solicit, hire or retain any Person as an employee, consultant or independent contractor, or (C) granting any exclusive distribution rights with respect to Company Products, or (ii) any “most favored nation” provision for the benefit of any other Person;

(ii)                                  pursuant to which the Company has licensed from any third party any patent, trademark registration, service mark registration, trade name or copyright registration, other than any nonexclusive license that is available to the public generally, or providing for royalty or other similar payments by the Company;

(iii)                               granting exclusive rights to any third party to any patents, trademark registrations, service mark registrations, trade names or copyright registrations owned by the Company;

(iv)                              evidencing Indebtedness that is in effect;

(v)                                 that is a Lease;

(vi)                              that is a sales representative, marketing or advertising agreement;

(vii)                           creating or involving any agency relationship, distribution arrangement or franchise relationship;

(viii)                        creating any partnership or joint venture between the Company and any third party or providing for any sharing of material profits or losses by the Company with any third party;

(ix)                              involving the acquisition or divestiture of any business or asset by the Company other than in the ordinary course of business consistent with past practice or investments in any Person by the Company or that provides for payment obligations by or to the Company (whether contingent or otherwise) that are in effect on the date hereof in respect of earn-outs, deferred purchase price arrangements or similar arrangements that have arisen in connection with any such transactions;

(x)                                 pursuant to which the Company has continuing material obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company;

(xi)                              that constitutes any material transfer agreement, research and development agreement, clinical trial agreement, clinical research agreement, manufacture or supply agreement or similar Contract;

(xii)                           that is a settlement agreement of any nature (other than settlement agreements that do not provide for any future payment or performance obligations on behalf of the Company);

(xiii)                        in which the other party is a healthcare practitioner;

(xiv)                       that relates to the purchase or sale of any asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party;

(xv)                          that provides for the indemnification of any Person by the Company, except for Contracts entered into in the ordinary course of business consistent with past practice;

(xvi)                       that result in any Person holding a power of attorney from the Company; or

(xvii)                    that has involved, or the Company expects to involve, a payment to or from the Company in excess of $25,000 on its face in any given year in any individual case.

For purposes of clarification, no Company Employee Plans set forth in Section 3.14(a) of the Company Disclosure Letter under which future expenditures required to be made by the Company will not exceed $25,000 in any given year, shall be considered a Company Material Contract.

(b)                                 Schedule. Section 3.18 of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company is a party or is bound by, subdivided in accordance with categories set forth in Section 3.18(a). The Company has made available to Buyer a true and complete copy of each Company Material Contract (including any amendments thereto). Unless otherwise noted in Section 3.18(a) of the Company Disclosure Letter, all Company Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter may be terminated by the Company at will on no more than thirty (30) days’ notice without material liability or financial obligation to the Company.

(c)                                  No Breach. All Company Material Contracts are in full force and effect and constitute legal, valid and binding agreements of the Company, enforceable in accordance with their terms against the Company and against the other parties thereto, except in each case (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. Neither the Company nor, to the Knowledge of the Sellers, any other party to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company taken as a whole. The Company has not waived any of its rights under any Material Contract.

3.19                        Regulatory Compliance.

(a)                                 The operation of the Company Business, including, without limitation, the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, advertising, promotion and distribution of all Company Products, is in material compliance with all applicable Legal Requirements, Company Permits, and orders administered or enforced by the FDA or any other Governmental Entity.

(b)                                 Except as set forth in Section 3.19(b) of the Company Disclosure Letter, during the three (3) year period ending on the date of this Agreement, the Company has not had any product or manufacturing site subject to a Governmental Entity (including the FDA) shutdown or import or export prohibition, nor received any Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters,” other requests or requirements to make changes to the Company Products that if not complied with would reasonably be expected to result in a material liability to the Company, or similar notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Legal Requirements, Company Permits or such requests or requirements of a Governmental Entity. To the Knowledge of the Sellers, none of the FDA or any other Governmental Entity is considering any such action.

(c)                                  All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entity relating to the Company, the Company Business or the Company Products, when submitted to such Governmental Entity, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports, statistics, and data have been submitted to the FDA or other Governmental Entity, as applicable.

(d)                                 Section 3.19(d) of the Company Disclosure Letter sets forth a list of (i) all recalls, field notifications, field corrections, market withdrawals or replacements, safety alerts or other notice of action relating to an alleged lack of safety, efficacy or regulatory compliance of the Company Products (“Safety Notices”) during the three (3) year period ending on the date of this Agreement, (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to the Knowledge of the Sellers, any material safety complaints with respect to the Company Products that are currently unresolved. To the Knowledge of the Sellers, there are no facts that would reasonably be likely to result in (A) a material Safety Notice with respect to the Company Products, (B) a material, adverse change in labeling of any the Company Products, or (C) a termination or suspension of marketing or testing of any the Company Products.

(e)                                  All preclinical and clinical trials conducted by or on behalf of the Company are being or have been conducted with the required experimental protocols, procedures and controls and all applicable Legal Requirements. None of the FDA or any other Governmental Entity has commenced or, to the Knowledge of the Sellers, threatened to initiate, any action to terminate, delay or suspend any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company.

(f)                                   All manufacturing operations conducted by or on behalf of the Company with respect to Company Products are being, and have been, conducted in material compliance with all applicable Legal Requirements.

3.20                        Insurance. The Company maintains insurance of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and in a similar stage of development. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof. There is no pending claim that would reasonably be expected to exceed the policy limits of such policies. Section 3.20 of the Company Disclosure Letter sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and employees of the Company, including the type of coverage and the carrier of such policies.

3.21                        Indebtedness with Affiliates. Except as set forth on Section 3.21 of the Company Disclosure Letter, the Company is not indebted to any director, officer, employee or Affiliate of the Company (except for amounts due as salaries and bonuses, other amounts due under Employment Agreements or employee benefit plans and amounts payable in reimbursement of expenses), and no such director, officer, employee or Affiliate is indebted to the Company.

3.22                        Certain Payments. Neither the Company nor, to the Knowledge of the Seller, any director, officer, agent or employee of the Company, nor any other Person acting for or on behalf of the Company, has directly or indirectly, on behalf of the Company, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services in material violation of any applicable Legal Requirement.

3.23                        Minute Books. The Company’s minute books have been made available to Buyer and accurately and fairly reflect all minutes of meetings, resolutions and other material actions and proceedings of the Company and its stockholders and the Board of

Directors of the Company and all committees thereof and, to the Knowledge of the Sellers, all issuances, transfers and redemptions of capital stock of the Company.

3.24                        Related Party Transactions. Except as disclosed in Section 3.24 of the Company Disclosure Letter, (a) no Related Party has, and no Related Party has at any time during the prior three (3) fiscal years had, any direct or indirect interest in any material asset used in or otherwise relating to the Company Business; (b) no Related Party is, or has been during the prior three (3) fiscal years, indebted to the Company; (c) to the Knowledge of the Sellers, no Related Party is competing with, or has at any time during the prior three (3) fiscal years competed directly with, the Company; and (d) to the Knowledge of the Sellers, no Related Party has any claim or right against the Company.

3.25                        Customers, Licensees and Suppliers. Section 3.25 of the Company Disclosure Letter sets forth a list of (a) each customer or licensee that accounted for more than 1% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Balance Sheet Date and the amount of revenues accounted for by such customer or licensee during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company. No such customer, licensee or supplier has indicated within the past year that it will stop, or decrease the rate of, buying or licensing products or services or supplying products or services, as applicable, to the Company. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

3.26                        Complete Copies of Materials. Each document that the Company has delivered to Buyer (or made available in an electronic “data room” for review by Buyer or provided directly to Buyer’s legal counsel for review), other than documents that have been redacted, is a true and complete copy of each such document, and in each case where a representation and warranty of Company in this Agreement requires the listing of documents and agreements, a true and complete copy of all such documents and agreements have been delivered to Buyer (or made available in an electronic “data room” for review by Buyer or provided directly to Buyer’s legal counsel for review).

3.27                        Investment Representations.  In connection with the issuance of the Closing Stock Consideration, each Seller (on behalf of himself, herself, or itself, or with respect to the entity in which such Seller will acquire the Buyer Shares in connection with this Agreement as set forth on Annex C hereto) represents to the Company the following:

(a)                                 The shares of Buyer Common Stock to be issued to the Sellers hereunder (the “Buyer Shares”) will be acquired for investment for each such Seller’s own account and not with a view to the public resale or distribution thereof within the meaning of the Securities Act.

(b)                                 Each Seller has received or has had full access to all the information such Seller considers necessary or appropriate to make an informed investment decision with respect to the Buyer Shares.

(c)                                  Each Seller understands that the receipt of the Buyer Shares involves substantial risk.  Each Seller: (i) has experience as an investor in securities of companies in the development stage and acknowledges that such Seller is able to fend for itself, can bear the economic risk of such Seller’s investment in the Buyer Shares and has such knowledge and experience in financial or business matters that such Seller is capable of evaluating the merits and risks of such Seller’s investment in the Buyer Shares and protecting such Seller’s investment; and/or (ii) has a preexisting business relationship with the Company and/or certain of its other officers, directors or controlling persons of a nature and duration that enables such Seller to be aware of the character, business acumen and financial circumstances of such persons.

(d)                                 Each Seller is an accredited investor within the meaning of Regulation D promulgated under the Securities Act (“Regulation D”)

(e)                                  No Seller has been solicited to offer to purchase or to purchase any Buyer Shares by means of any general solicitation or advertising within the meaning of Regulation D.

(f)                                   No Seller is subject to any to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act.

(g)                                  Each Seller understands that the Buyer Shares are characterized as “restricted securities” under the Securities Act, in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances.  Each Seller represents that such Seller is familiar with Rule 144 of the Securities and Exchange Commission and understands the resale limitations imposed thereby and by the Securities Act.  Each Seller understands that the Company is under no obligation to register any of the securities sold hereunder.

3.28                        Disclosure. To the Knowledge of the Sellers, no representation or warranty by the Sellers contained in this Agreement, and no statement contained in the Company

Disclosure Letter or any other document, certificate or other instrument delivered or to be delivered by the Sellers or the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.  To the Knowledge of the Sellers, the Buyer has received all material information relating to the business of the Company or the transactions contemplated by this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

4.1                               Organization; Standing and Power; Charter Documents. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have, and would not reasonably be expected to have, a Material Adverse Effect on Buyer.

4.2                               Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the other agreements, certificates and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate or other proceedings or actions on the part of Buyer are necessary to authorize the execution and delivery of this Agreement, to perform their obligations hereunder or to consummate the Stock Purchase and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due execution and delivery by the Sellers and the Sellers’ Representative, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

4.3                               Non-Contravention. Subject to compliance with the requirements set forth in Section 4.5, the execution and delivery of this Agreement by Buyer does not, and the performance and compliance of this Agreement by Buyer, and the consummation by Buyer of the Stock Purchase and the other transactions contemplated hereby, does not and will not: (a) conflict with or violate the Certificate of Incorporation or Bylaws of Buyer; (b) conflict with or violate any Legal Requirement applicable to Buyer or by which Buyer or any of its properties or assets is bound or affected; or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Buyer’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Buyer (other than a Permitted Lien) pursuant to any material Contract to which Buyer is a party, except in each of the foregoing clauses (b) and (c) as would not reasonably be expected to have a Material Adverse Effect on Buyer.

4.4                               Investigation. Buyer acknowledges that it has conducted an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties, products, prospects, employees and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer is relying and has relied only on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article III. Buyer acknowledges that, except as expressly provided in Article III, Buyer is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. The representations and warranties of the Company set forth in Article III constitute the sole and exclusive representations and warranties to Buyer in connection with the transactions contemplated by this Agreement, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied are specifically disclaimed by the Company. Buyer acknowledges and agrees that no current or former stockholder, director, officer, employee, Affiliate or advisor of the Company has made or is making, in such Person’s individual capacity, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

4.5                               Necessary Consents. No consent, approval, waiver, order or authorization of, or registration, declaration, filing or registration with, or notification to, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder or the consummation of the Buyer and other transactions contemplated hereby, except for the Necessary Consents.

ARTICLE V.
ADDITIONAL AGREEMENTS

5.1                               Confidentiality.  The parties acknowledge that the Company and Garner Investments, LLC have previously executed the Mutual Non-Disclosure Agreement, dated June 18, 2014 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Buyer and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Proprietary Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

5.2                               Public Disclosure. Without limiting any other provision of this Agreement, Buyer and the Sellers’ Representative will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and will agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Stock Purchase, and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Legal Requirements. Notwithstanding the foregoing, each of the Company and Buyer may make internal announcements to its employees as reasonably necessary to communicate the relevant details of the Stock Purchase.

5.3                               Company Directors and Officers.  Immediately following the Closing, Buyer shall take all action necessary to ensure the appointment of at least the minimum number of directors to the Board of Directors of the Company and at least the minimum number of officers to serve as officers of the Company, as required under applicable Legal Requirements and the Company Charter Documents, with such appointments to be effective immediately.

5.4                               Tax Matters.

(a)                                 Tax Returns.

(i)                                     Buyer shall ensure that the Company prepares and timely files, or causes to be prepared and timely filed, on a basis consistent with past practice unless otherwise required by applicable Legal Requirements, all Tax Returns of the Company for any periods ending on or prior to the Closing Date that are filed after the Closing Date and all Tax Returns for the Company for any Straddle Periods. Buyer shall deliver to the Sellers’ Representative for the Sellers’ Representative’s review and comment a copy of each such Tax Return at least fifteen (15) Business Days prior to the due date for the filing of such Tax Return (taking into account any extension).  Buyer shall consider in good faith any reasonable comments provided by the Sellers’ Representative with respect to any such Tax Return (provided that, in the case of a Tax Return for any Straddle Period, such comment relates to the Pre-Closing Tax Period) at least five (5) Business Days prior to the due date for the filing of such Tax Return.

(ii)                                  For purposes of this Agreement, in the case of Straddle Period, the portion of any Taxes allocable to the Pre-Closing Tax Period will be (i) in the case of Property Taxes for assets held by the Company at Closing and that were already subject to such Property Taxes prior to Closing, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(b)                                 Tax Contests. Buyer, on the one hand, and the Sellers’ Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other party of any Tax Contest shall not limit any of the indemnification obligations under Article VI (except to the extent such failure materially prejudices the defense of such Tax Contest). Buyer shall have the right to control the conduct of all Tax Contests, including any settlement or compromise thereof; provided, however, that Buyer shall keep the Sellers’ Representative reasonably informed of the progress of any Tax Contest and Buyer shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on any indemnification obligations under Article VI without the Sellers’ Representative’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each party shall bear its own costs for participating in such Tax Contest, except that Buyer may be entitled to indemnification for its costs pursuant to this Agreement. In the event of any conflict or overlap between the provisions of this Section 5.4(b) and Section 6.6, the provisions of this Section 5.4(b) shall control.

(c)                                  Cooperation on Tax Matters. Buyer and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Return or Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)                                 Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Sellers. The Sellers’ Representative hereby agrees to file, or cause to be filed, in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes. The Sellers’ Representative shall provide Buyer with evidence satisfactory to Buyer that such Transfer Taxes have been paid by the Sellers.

5.5                               FIRPTA Compliance. On the Closing Date, the Sellers shall deliver, or cause to be delivered, to Buyer all necessary forms and certificates, dated as of the Closing Date, properly executed and in a form reasonably acceptable to Buyer, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

ARTICLE VI.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

6.1                               Survival of Representations and Warranties.

(a)                                 All representations and warranties of the Sellers contained in this Agreement shall survive the consummation of the Stock Purchase and continue until the Escrow Termination Date, after which time such representations and warranties shall terminate; provided, however, that the Fundamental Representations shall survive indefinitely; provided, further, that if at any time prior to the termination of any specific representation or warranty, an Indemnified Party has duly delivered to the Sellers a valid Indemnification Demand or Claim Notice (with such Indemnification Demand or Claim Notice satisfying the requirements set forth in Sections 6.6(a) or 6.7(a), as applicable) relating to such representation or warranty, then the representation or warranty underlying the claim asserted in such Indemnification Demand or Claim Notice shall survive solely with respect to the claim (and only to the extent reasonably within the scope of the claim) in such notice until such time as such claim is resolved. Sellers and Buyer expressly agree pursuant to this Section 6.1 to shorten the statutes of limitation applicable to all claims and causes of action based directly or indirectly upon inaccuracies in or breaches of the representations and warranties made by the Sellers in this Agreement. The respective covenants, agreements and obligations of the parties contained in this Agreement shall survive (A) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (B) if not fully performed or fulfilled, until the later of the end of the applicable statute of limitations and any extensions thereof.

(b)                                 The representations, warranties, agreements, obligations and covenants of the Sellers, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Indemnified Parties or their representatives.

6.2                               Escrow.  Promptly following (and in no event more than ten (10) days after) the Closing, and without any act of any Seller, Buyer shall deposit the Escrow Amount with the Escrow Agent.  For purposes of determining the reduction in the amount of Closing Cash Consideration payable to each Seller pursuant to Section 2.4(a), Buyer will be deemed to have contributed on behalf of each Seller, his, her or its Pro Rata Portion of the Escrow Amount to the Escrow Fund to be governed under the terms set forth in this Agreement and in the Escrow Agreement.  If any payment is required to be made to Buyer pursuant this Article VI, Buyer and the Sellers’ Representative shall promptly provide written instructions to the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver to Buyer out of the Escrow Fund an amount of cash that is equal in value to such required payment.  The Buyer and the Sellers’ Representative agree that they shall cause the Escrow Agent to disburse the funds in the Escrow Fund in accordance with the terms of the Escrow Agreement.

6.3                               Indemnification; Escrow Fund; Right of Setoff.

(a)                                 From and after the Closing Date (but subject to Section 6.1 and the limitations set forth in Section 6.4(a), each Indemnified Party shall be defended and held harmless by the Sellers and shall be indemnified by the Sellers on a several (and not joint and several) basis from and against any Losses which are suffered or incurred by any Indemnified Party or to which any Indemnified Party may otherwise become subject (regardless of whether or not such Losses relate to any Third-Party Claim) and which arise from or as a result of:

(i)                                     any inaccuracy in or breach of or (in the case of a Third-Party Claim that, if determined in favor of the applicable third party, would result in an inaccuracy or breach) alleged breach of any representation or warranty of the Sellers contained in this Agreement or the Allocation Certificate; and

(ii)                                  any failure by the Sellers to perform or comply with any agreement, obligation or covenant of the Sellers contained in this Agreement;

(iii)                               (A) any Taxes of the Company with respect to any Pre-Closing Tax Period, (B) any Taxes for which the Company (or a predecessor of the Company) is held liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (C) the Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or otherwise, and (D) any Taxes imposed on Buyer in connection with the issuance of Buyer Common Stock as the Closing Stock Consideration under this Agreement; and

(iv)                              fraud, intentional misrepresentation or willful misconduct on the part of the Company or its Affiliates.

(b)                                 In the event any Indemnified Party shall suffer any Losses for which such Indemnified Party is entitled to indemnification under this Article VI, subject to Section 6.4(b), such Indemnified Party shall be entitled to recover such Losses by (i) obtaining the amount from the Escrow Fund equal in value to the aggregate amount of such Losses, and/or (ii) with respect to Losses which arise from or as a result of any inaccuracy in or breach of or (in the case of a Third-Party Claim that, if determined in favor of the applicable third party, would result in an inaccuracy or breach) alleged breach of a Fundamental Representation of the Sellers or arising out of or resulting from Section 6.3(a)(iii) or Section 6.3(a)(iv), any amounts otherwise payable on account of the Milestone Payments (the “Right of Setoff”). Subject to the limitations set forth in this Article VI, if, at the time a Milestone Payment becomes due and payable, there shall be any outstanding claim pursuant to Section 6.3(a) and (A) such claim shall be subject to the Right of Setoff, (B) with respect to such claim, the amount of Losses shall not have been finally determined, and (C) Buyer has elected to exercise the Right of Setoff with respect to such Milestone Payment, then the amounts otherwise payable pursuant to the Milestone Payment shall be reduced by the amount of Losses the Indemnified Party reasonably and in good faith estimates to be subject to such indemnification claim and that is set forth in the Indemnification Demand or Claim Notice until such time as the actual Losses can be determined when the actual Losses will be either further subject to the Right of Setoff (in the event the estimate was less than the actual amount of Losses) or promptly reimbursed to the Sellers (in the event the estimate was greater than the actual amount of Losses).

6.4                               Limitation on Remedies.

(a)                                 Notwithstanding anything to the contrary contained herein: (i) any Losses recoverable hereunder shall be reduced in amount by any insurance proceeds actually realized by any Indemnified Party that are directly attributable to such Losses (provided that the Indemnified Party shall not be required to litigate any dispute, or otherwise bring any claim, lawsuit or other proceeding to obtain such insurance proceeds); and (ii) no Losses (other than Losses from Third-Party Claims) shall be recoverable hereunder that constitute punitive or consequential damages.  Subject to Section 6.4(c), the Indemnified Parties shall not have the right to be indemnified pursuant to Section 6.3(a)(i) for breaches of representations and warranties unless and until the Indemnified Parties shall have incurred on a cumulative basis since the Closing Date aggregate Losses in an amount exceeding $5,000, in which event the right to be indemnified shall apply to all Losses including any amounts which would not otherwise be required to be indemnified pursuant to this Section 6.4(a).

(b)                                 All claims for recovery for any Loss or Losses from the Escrow Fund shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement.

(c)                                  Recovery from the Escrow Fund shall be the sole and exclusive remedies of the Indemnified Parties for any Losses incurred by any Indemnified Party (other than claims for injunctive relief and/or specific performance of covenants that require performance after the Closing), provided, however, that the foregoing shall not apply to (i) a breach of the Fundamental Representations or (ii) Losses arising out of or resulting from Section 6.3(a)(iii) or Section 6.3(a)(iv), and the Sellers’ liability for each of the matters set forth in clause (i) and (ii) above shall not exceed the amount of total consideration received by the Sellers in connection with this Agreement and no individual Seller’s portion will exceed such Seller’s Pro Rata Portion, based upon that individual Seller’s percentage of Company stock ownership, of the total amount of consideration received in connection with this Agreement, and provided, further, that the Sellers’ liability for fraud, intentional misrepresentation or willful misconduct shall not be limited by the baskets and other limitations set forth in Section 6.4(a), this Section 6.4(c) or Section 6.4(d).

(d)                                 Any obligation of the Sellers to indemnify an Indemnified Party shall be satisfied (i) first, in cash, by recourse to the Escrow Fund until such funds are depleted or otherwise unavailable and (ii) thereafter, from the Sellers through the Right of Setoff.

6.5                               Sellers’ Representative.

(a)                                 By virtue of the approval and adoption of this Agreement by the requisite consent of the Sellers, each of the Sellers shall be deemed to have agreed to appoint Julia Feliciano as its agent and attorney-in-fact (the “Sellers’ Representative”) for and on behalf of the Sellers to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any

Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any other claim by any Indemnified Party against any Seller or by any such Seller against any Indemnified Party or any dispute between any Indemnified Party and any such Seller, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement. Such agency may be changed by the Sellers with the right to at least a majority of the Pro Rata Portions of the Escrow Fund from time to time. Notwithstanding the foregoing, the Sellers’ Representative may resign at any time by providing written notice of intent to resign to the Sellers, which resignation shall be effective upon the earlier of (A) thirty (30) days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall not receive any compensation for its services.

(b)                                 The Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as Sellers’ Representative while acting in good faith, even if such act or omission constitutes negligence on the part of such Sellers’ Representative. The Sellers’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Sellers’ Representative may engage attorneys, accountants and other professionals and experts. The Sellers’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Sellers’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith. The Sellers shall severally (and not jointly and severally) indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, liability or expense incurred on the part of the Sellers’ Representative (so long as the Sellers’ Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative. In the event that the Sellers receive a written notice from the Sellers’ Representative of expenses either incurred or expected to be incurred by the Sellers’ Representative arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, then each Seller agrees to advance or reimburse, as applicable, such Seller’s Pro Rata Portion of such expenses to the Sellers’ Representative within thirty (30) days of receiving such notice.  In the event that the Sellers’ Representative determines that any portion of advance payments will not be needed or utilized by the Sellers’ Representative, the Sellers’ Representative will promptly return such advanced payments to the Sellers (based on each Seller’s Pro Rata Portion).  A decision, act, consent or instruction of the Sellers’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Sections 7.2 or 7.3 hereof, shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers.

(c)                                  Each Seller hereby agrees to promptly provide written notice to the Sellers’ Representative in the event that such Seller’s address, phone number or primary email address changes following Closing.

6.6                               Third-Party Claims.

(a)                                 In the event that an Indemnified Party becomes aware of a third-party claim (a “Third-Party Claim”) that the Indemnified Party reasonably believes may result in a demand against the Right of Setoff or the Escrow Fund or for other indemnification pursuant to this Article VI, Buyer shall promptly notify the Sellers’ Representative and the Escrow Agent, if the Escrow Fund has not ceased to exist, of such claim (a “Claim Notice”); provided, however, that no delay or failure on the part of an Indemnified Party in delivering any Claim Notice shall relieve the Sellers from any liability hereunder except and to the extent the Sellers have been actually prejudiced by such delay or failure.

(b)                                 Buyer may, at its election, undertake and conduct the defense of such Third-Party Claim upon written notice of such election to the Sellers’ Representative within thirty (30) days after delivery of the Claim Notice.  The Sellers’ Representative shall be entitled to participate in, but not to determine or conduct, the defense of such Third-Party Claim, unless such participation would affect any privilege of Buyer in respect of such Third-Party Claim; provided, however, that Buyer shall have the right in its reasonable discretion to settle any such claim; provided, further, that except with the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Third-Party Claim with third-party claimants shall be determinative of any Losses relating to such matter.

(c)                                  If Buyer does not so elect to undertake and conduct the defense of such Third-Party Claim, the Sellers’ Representative may undertake the defense of and use all reasonable efforts to defend such claim and shall consult with Buyer regarding the strategy for defense of such claim, including with respect to the Sellers’ Representative choice of legal counsel; provided, however, that the Sellers’ Representative shall have the right in their reasonable discretion to settle any such claim; provided, further, that except with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Third-Party Claim with third-party claimants shall be determinative of any Losses relating to such matter.  Notwithstanding the foregoing, in the event that (i) the control of the defense by the Sellers’ Representative would be inappropriate due to a conflict of interest or because the Indemnified Party has been advised by counsel that in such counsel’s opinion it has claims or defenses that are unavailable to the Sellers which the Sellers’ Representative is unable or unwilling to assert, (ii) such Third-Party Claim (or the facts or allegations related to such Third-Party Claim) involves criminal allegations or seeks equitable or injunctive relief, or (iii) the Sellers’ Representative fail at any time to conduct the defense of such proceeding, claim or demand in a reasonably active and diligent manner, then Buyer shall have the right to assume the control of such defense.  Until the Sellers’ Representative assumes the defense of any such Third-Party Claim, the Indemnified Party may defend against such Third-Party Claim in any manner the Indemnified Party reasonably deems appropriate at cost and expense of the Sellers if the Sellers are liable for indemnification hereunder.  Notwithstanding any other provision of this Article VI, the Sellers’ Representative shall not enter into any compromise, settlement agreement or consent decree with respect to any such Third-Party Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) unless such compromise, settlement agreement or consent decree (x) provides solely for the payment of money in an amount that is less than the amount of the Escrow Amount then remaining in the Escrow Fund, (y) contains a complete and unconditional release by the third party asserting the Third-Party Claim of the Indemnified Party and (z) does not contain any direct or indirect requirements upon or provisions for or impose any obligations on the Indemnified Party.

(d)                                 The party controlling the defense of a Third-Party Claim (the “Controlling Party”) shall (i) keep the other party (the “Non-controlling Party”) advised of the status of such claim and the defense thereof (including all material developments and events relating thereto) and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto and (ii) make available to the Non-controlling Party any documents or materials in its possession or control that may be necessary to understand the defense of such claim (subject to protection of the attorney-client privilege). If requested by the Controlling Party, the Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaints or other pleadings which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

6.7                               Notice of Indemnity Claims Other than Third-Party Claims.

(a)                                 In order to seek indemnification under this Article VI other than with respect to a Third-Party Claim, the applicable Indemnified Party shall deliver a written demand (an “Indemnification Demand”) to the Sellers’ Representative and to the Escrow Agent, if the Escrow Fund has not ceased to exist.  The Indemnification Demand shall contain (i) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 6.3(a) for such Losses and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Losses.

(b)                                 The Sellers’ Representative may object to any liability claim set forth in an Indemnification Demand by delivering written notice to Buyer of the Sellers’ Representative’s objection (an “Indemnification Dispute Notice”).  Such Indemnification Dispute Notice will describe the grounds (to the extent known) for such objection in reasonable detail.  If the Sellers’ Representative fails to deliver an Indemnification Dispute Notice to the Indemnified Party within thirty (30) days following receipt of an Indemnification Demand from a Indemnified Party that it disputes the indemnity claimed therein, the indemnity claim set forth in the Indemnification Demand shall be conclusively deemed a liability to be indemnified under this Article VI, and such Indemnified Party shall, subject to the limitations contained in this Article VI, be indemnified for the amount of the Losses stated in such Indemnification Demand on demand.  If an Indemnification Dispute Notice is delivered, the parties shall thereafter comply with the following dispute resolution provisions:

(i)                                     The Sellers’ Representative and the Indemnified Party shall attempt to resolve such dispute promptly by negotiation in good faith.  Each such party shall give the other party involved written notice of any dispute not so resolved within thirty (30) days following delivery of an Indemnification Dispute Notice.  Within fifteen (15) days following delivery of such notice, the party receiving notice shall submit to the other a written response thereto.  The notice and response shall include the name and title of the Person who will represent the Indemnified Party and any other Person who will accompany that Person, in the case of the Indemnified Party, or the name of the agent, if other than Sellers’ Representative, who will represent the Sellers and any other Person who will accompany that agent, in the case of the Sellers’ Representative.

(ii)                                  Within ten (10) days following delivery of the notice pursuant to Section 6.7(b)(i), the designated officer of the Indemnified Party and the Sellers’ Representative or other designated agent of the Sellers shall meet at a mutually agreed time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute.  All negotiations conducted pursuant to this Section 6.7(b)

(and any of the parties’ submissions in contemplation thereof) shall be kept confidential by the parties.

(c)                                  In the event the Sellers’ Representative and the Indemnified Party are unable to resolve any dispute identified in an Indemnification Dispute Notice in accordance with provisions (i) and (ii) of this Section 6.7(b) within thirty (30) days after delivery of any Indemnification Dispute Notice, either the Indemnified Party or the Sellers’ Representative may seek to resolve the matter through arbitration in accordance with Section 8.5.

6.8                               No Circular Recovery. After the Closing, the Sellers shall not have any right of contribution, right of indemnity or other right or remedy against the Buyer, or any of their directors, officers or employees, for any breach of any representation, warranty, covenant or agreement of the Sellers or the Company.

6.9                               Determination of Indemnifiable Losses. For the purpose of calculating the amount of the Losses resulting from a breach or inaccuracy of a representation or warranty (but not for the purpose of determining the existence of such breach or inaccuracy), any “material,” “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).

6.10                        Tax Consequences of Indemnification Payments. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VI will be treated as adjustments to the purchase price for all federal, state, local and foreign Tax purposes, and the parties shall file their respective Tax Returns accordingly and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

ARTICLE VII.
AMENDMENT AND WAIVER

7.1                               Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors (“Transaction Expenses”), shall be paid by the party incurring such expenses whether or not the Stock Purchase is consummated. With respect to the Company, Transaction Expenses unpaid as of the Closing shall be deducted in the calculation of the Closing Cash Consideration.

7.2                               Amendment. This Agreement may be amended by the parties hereto by action duly authorized by the parties.  Without limiting the foregoing, this Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Buyer and the Sellers’ Representative, acting for the Sellers.  Any such amendment shall be binding on each of the parties hereto, including the Sellers, provided that any amendment that does not impact all Sellers in an equal manner must be signed by any Seller who is disproportionately impacted.

7.3                               Waiver. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of (i) Buyer, if such waiver is on behalf of Buyer or (ii) the Sellers’ Representative, if such waiver is on behalf of the Sellers, provided that any waiver that does not impact all Sellers in an equal manner must be signed by any Seller who is disproportionately impacted. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII.
GENERAL PROVISIONS

8.1                               Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by pdf, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                                 if to Buyer, to:

SG Pharmaceuticals, Inc.

c/o Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Theodore R. Schroeder

Telephone No.: (858) 442-2772

Email: tschroederhome@yahoo.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
12670 High Bluff Drive
San Diego, California 92130
Attention: Cheston J. Larson
Telephone No.: (858) 523-5435
Email: cheston.larson@lw.com

(b)                                 if to the Sellers, to:

Julia Feliciano

28968 Jana Lane

Valley Center, CA 92082

Phone: (858) 784-1570

Email:  julia.feliciano@yahoo.com

in each case with a copy (which shall not constitute notice) to:

Evelyn Ellis-Grosse
2785 Carillon Crossing

Marietta, GA 30066
Telephone No.: (484) 597-0232
Email: evelyn@e2gconsulting.com

8.2                               Interpretation; Knowledge.

(a)                                 When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. For purposes of this Agreement; (i) the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase does not mean simply “if;” (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (ix) references to a law or Legal Requirement include any amendment or modification to such law or Legal Requirement and any rules or regulations issued thereunder, if such amendment or modification, or such rule or regulation is effective, on or before the date on which the compliance with such law or Legal Requirement is at issue. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. The Company Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. An exception or disclosure made in the Company Disclosure Letter with regard to a representation of the Company in any section or subsection of the Company Disclosure Letter shall qualify only the corresponding section or subsection of Article III.

(b)                                 For purposes of this Agreement, the term “Knowledge of the Sellers” shall mean that one or more of the Sellers or directors of the Company (i) has actual knowledge of the fact or other matter at issue or (ii) should have had actual knowledge of such fact or other matter assuming reasonable inquiry through the diligent exercise of such individual’s duties as an officer or employee of the Company.

(c)                                  For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, shall mean any change or effect that has occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is materially adverse to such entity taken as a whole with its Subsidiaries, or to such entity’s business, assets, Liabilities, capitalization, condition (financial or otherwise) or results of operations; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change or effect resulting from compliance with the terms and conditions of this Agreement; (ii) any change or effect resulting from changes in Legal Requirements or the interpretation thereof (which change or effect does not disproportionately affect such entity in any material respect); (iii) any change or effect resulting from changes affecting any of the industries in which such entity or its Subsidiaries operates generally or the United States or worldwide economy generally, financial markets or political conditions (which changes in each case do not disproportionately affect such entity in any material respect); (iv) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof (which change or effect does not disproportionately affect such entity in any material respect); (v) failure to meet internal forecasts or financial projections (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect); (vi) any change or effect resulting from the announcement or pendency of the Stock Purchase, including loss of any employees, customers, suppliers, partners or distributors; or (vii) any litigation arising from allegations of a breach of fiduciary duty or misrepresentation in any disclosure relating to this Agreement or the transactions contemplated hereby.

(d)                                 For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.3                               Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.4                               Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Escrow Agreement, the Employment Agreement, the Non-Competition Agreements, Annex A, Annex B, Annex C and any other certificates delivered pursuant to this Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder and no Person is or shall be deemed to be a third party beneficiary hereunder.

8.5                               Governing Law; Arbitration.

(a)                                 THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES AND THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY DISPUTES ARISING UNDER THIS AGREEMENT OR RELATING TO THE TRANSACTIONS (WHETHER SOUNDING IN CONTRACT, TORT, STATUTE OR OTHERWISE) SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

(b)                                 Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, and also including claims sounding in contract, tort, statute or otherwise (each, a “Dispute”) shall be finally resolved and decided by binding arbitration pursuant to the then-applicable Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”) which rules are deemed to be incorporated by reference into this Agreement.  Any party shall refer the Dispute to arbitration by sending a written notice of such Dispute to the other party or parties and shall simultaneously file a Request for Arbitration in accordance with the Rules.  The Dispute shall be resolved by three (3) arbitrators to be selected in the following manner.  Within thirty (30) days after the date of the notice initiating arbitration, one arbitrator shall be selected by the petitioning party (the “Claimant”) and one arbitrator shall be selected by the party defending the arbitration (the “Respondent”), within thirty (30) days thereafter, failing which such arbitrator shall be appointed by the ICC pursuant to the Rules.  The third arbitrator shall be selected by the two (2) arbitrators selected by the Claimant and the Respondent, or, if such arbitrators cannot agree within thirty (30) days on the third arbitrator, such arbitrator shall be selected by the ICC pursuant to the Rules.  The seat of the arbitration proceeding shall be in the City of San Diego, State of California.  All communications during the any settlement negotiations under this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence and any additional confidentiality and professional secrecy protections provided by applicable Law.  The language of arbitration shall be English.

(c)                                  The decision of the arbitral panel shall be in writing and shall set forth in detail the facts of the Dispute and the reasons for the decision. The arbitral panel shall not have the authority to award punitive damages to any injured party.  The arbitral award shall be final and binding on the parties from the day it is made.  In the event that the losing party fails or refuses to comply with the arbitral award within fourteen (14) days following the date of receipt of notice of the award, then the prevailing party may immediately proceed to request the judicial approval necessary for execution and enforcement of the award before a competent court or before any other court where such party or its assets and properties may be found, and the parties agree not to oppose the immediate domestication (or confirmation and entry of judgment upon the award) and/or enforcement of the award in any such court, including without limitation the courts of the United States or any other country.  For the avoidance of doubt, each party waives, in respect of both itself and its property, any defense it may have as to, or based on, lack of jurisdiction, improper venue or inconvenient forum.  Each of the parties hereto hereby (i) consents to service of process in any such action between the parties hereto arising in whole or in part under or in connection with this Agreement in any manner permitted by applicable Legal Requirements, (ii) agrees that service of process made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1, will constitute good and valid service of process in any such action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with this section does not constitute good and valid service of process.

(d)                                 Notwithstanding the foregoing, nothing in this Section shall be construed as preventing any party from seeking interim injunctive or conservatory relief in any court of competent jurisdiction.  For purposes of any such application for interim injunctive or conservatory relief, each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of the courts of San Diego, California, save that this submission shall not affect the right of any party to make such application in any other court of competent jurisdiction.

(e)                                  All of the costs, fees and expenses that arise from the arbitral proceeding, including the costs and fees of the Claimant and Respondent’s respective counsel, as well as the fees of the arbitrators shall be paid by the losing party, if any, as determined by the arbitrators. Said losing party shall reimburse the prevailing party any amounts deposited by the prevailing party at the commencement of the arbitration or thereafter as required by the arbitrators.

8.6                               Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7                               Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

8.8                               Waiver of Jury Trial. Each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement, the Escrow Agreement or the transactions contemplated hereby and thereby

8.9                               Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10                        Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Buyer may sell, transfer or assign its rights under this Agreement to any third party, as part of a sale or transfer of substantially all of Buyer’s assets or of the assets of the Buyer; provided that such third party agrees in writing to be bound by the terms and conditions of this Agreement.

8.11                        No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

SG PHARMACEUTICALS, INC.

By:	/s/ Theodore R. Schroeder
Theodore R. Schroeder
President and Chief Executive Officer

SELLERS’ REPRESENTATIVE:

/s/ Julia Feliciano
Julia Feliciano

SELLERS:

/s/ Evelyn J. Ellis-Grosse
Evelyn J. Ellis-Grosse

/s/ Steve Manogue
Steve Manogue

/s/ Julia Feliciano
Julia Feliciano

/s/ Darwin Lawson
Darwin Larson

/s/ Ron Jones
Ron Jones

/s/ Jim Kahn
Jim Kahn

ICPD Holdings, LLC

/s/ Paul G. Ambrose
Paul G. Ambrose, Member-Manager

2

Annex A

Company Capital Stock Owned by Sellers

Evelyn J. Ellis-Grosse	1,020,000
Steve Manogue	830,000
Ron Jones	7,500
Jim Kahn	7,500
Julia Feliciano	100,000
ICPD Holdings LLC	55,000
Darwin Larson	100,000

3

Annex B

Sellers to Deliver Non-Competition Agreements

Evelyn J. Ellis-Grosse

Steve Manogue

Julia Feliciano

Darwin Larson

4

Annex C

Closing Stock Consideration to Be Issued

Seller	Shares of Buyer Common Stock		Holder of Buyer Shares
Evelyn Ellis-Grosse	1,170,000	*
Steve Manogue	150,000
Ron Jones	2,778
Jim Kahn	2,778
Julia Feliciano	37,037		Julia Feliciano Revocable Trust dated January 10, 2011 Julia Feliciano, TRTEE
ICPD Holdings LLC	20,370
Darwin Larson	37,037		Larson Family Trust Darwin G. Larson TRTEE, Jill Larson TRTEE U/A 6/22/2001

*Subject to vesting pursuant to that certain Stock Restriction Agreement, dated of even date herewith, by and among the Company and Evelyn Ellis-Grosse.